E X H I B I T 23(b)
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            Consent of Independent Registered Public Accounting Firm


The Board of Directors and Stockholders of
Pall Corporation:


We consent to the use of our report dated September 13, 2004, with respect to the consolidated balance sheets of Pall Corporation as of July 31, 2004 and August 2, 2003, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2004, and the related financial statement schedule, which report appears in the Annual Report on Form 10-K of Pall Corporation for the fiscal year ended July 31, 2004, incorporated by reference in this Registration Statement on Form S-8.


                                   /s/KPMG LLP

Melville, New York
December 16, 2004